                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                        (405) 848-8000, EXT. 232

FOR IMMEDIATE RELEASE                            TOM PRICE, JR., VICE PRESIDENT-
MARCH 11, 1998                                             CORPORATE DEVELOPMENT
                                                        (405) 848-8000, EXT. 257


         CHESAPEAKE ENERGY CORPORATION AND HUGOTON ENERGY CORPORATION
                         SHAREHOLDERS APPROVE MERGER

OKLAHOMA CITY, OKLAHOMA, MARCH 11, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) and Hugoton Energy Corporation (NASDAQ:HUGO) today announced the completion of Chesapeake's acquisition of Hugoton after receiving shareholder approvals.

Proforma for the Hugoton transaction and other announced pending acquisitions, Chesapeake's proved oil and gas reserves will be approximately 1,050 billion cubic feet of natural gas equivalents (bcfe), of which 80% are natural gas. In addition, approximately 70% of Chesapeake's reserves will be proved developed producing and 75% will consist of long-lived Mid-Continent reserves. Estimated proforma daily production will be in excess of 410 million cubic feet of natural gas equivalents.

As a result of the merger, trading of Hugoton stock ceased as of March 10, 1998 and each outstanding common share of Hugoton stock was converted into the right to receive 1.3 shares of Chesapeake common stock. Holders of fractional shares will receive $8.78 for each Hugoton share, based upon the closing price of Chesapeake's common shares on March 10, 1998. Approximately 26 million additional shares of Chesapeake common stock will be issued to Hugoton shareholders and including the $120 million of Hugoton debt that was assumed by Chesapeake, the value of the transaction is approximately $300 million. Hugoton shareholders will soon receive letters of transmittal that must accompany Hugoton stock certificates when presented to Chesapeake's exchange agent, UMB Bank, N.A.

Aubrey K. McClendon, Chairman and Chief Executive Officer of Chesapeake stated "We are extremely pleased to receive shareholder approvals for this merger and welcome the former Hugoton shareholders into a Chesapeake that is executing a dynamic and balanced growth plan. Chesapeake and Hugoton employees have been working closely together since the merger was announced in November and we expect a quick and smooth integration to occur. We join with former Hugoton shareholders in thanking Floyd C. Wilson for his leadership since he founded the company in 1987. We are confident that Chesapeake can build on the strong foundation developed under his leadership."

                                     ####

CHESAPEAKE ENERGY CORPORATION IS AN INDEPENDENT OIL AND NATURAL GAS PRODUCER HEADQUARTERED IN OKLAHOMA CITY, OKLAHOMA. THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY AND CORPORATE ACQUISITIONS IN MAJOR ONSHORE PRODUCING AREAS OF THE UNITED STATES AND CANADA. THE COMPANY'S INTERNET ADDRESS IS HTTP://WWW.CHESAPEAKE-ENERGY.COM.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and the business and prospects of the combined companies, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission




                                       6